As filed with the Securities and Exchange Commission on June 10, 2026

Registration No. 333-284811

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

AMENDMENT NO. 1

TO

FORM F-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

NewcelX Ltd.

(Exact name of registrant as specified in its charter)

Not Applicable

(Translation of Registrant’s Name into English)

Switzerland	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Switzerland	3841	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Hohstrasse 1 8302 Kloten, Switzerland Tel: +41.44.512.2150	Puglisi & Associates 850 Library Ave., Suite 204 Newark, DE 19711 Tel: (302) 738-6680
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)	(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Gary Emmanuel, Esq. Michael Soumas, Esq. Greenberg Traurig, P.A. One Azrieli Center Round Tovwer, 30th floor 132 Menachem Begin Rd Tel Aviv 6701101 Tel: +972 3 636-6000	Dr. Matthias Courvoisier Baker McKenzie Switzerland AG Holbeinstrasse 30 Zurich, Switzerland 8034 Tel: +41 44 384 14 14

Approximate date of commencement of proposed sale to the public: From time to time after the effective date hereof.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards † provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

†	The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell securities and it is not soliciting an offer to buy securities in any state where the offer or sale is not permitted.

Subject to Completion, Dated June 10, 2026

PROSPECTUS

$75,000,000

NewcelX Ltd.

Common Shares, Warrants and Units offered by the Company

We may offer and sell from time to time in one or more offerings up to a total amount of $75,000,000 of our common shares, CHF 0.05 per share, or the Common Shares, warrants or units. Each time we sell securities pursuant to this prospectus, we will provide in a supplement to this prospectus the price and any other material terms of any such offering. We may also authorize one or more free writing prospectuses to be provided to you in connection with each offering. Any prospectus supplement and related free writing prospectuses may also add, update or change information contained in the prospectus. You should read this prospectus, any applicable prospectus supplement and related free writing prospectuses, as well as the documents incorporated by reference or deemed incorporated by reference into this prospectus, carefully before you invest in the securities.

The Common Shares are traded on the Nasdaq Capital Market under the symbol “NCEL.” On June 9, 2026, the last reported sale price of our Common Shares on the Nasdaq Capital Market was $3.17 per share.

The highest aggregate market value of our outstanding ordinary shares held by non-affiliates within the 60 days prior to the filing date of this prospectus was approximately $13.67 million, based on 5,383,871 Common Shares outstanding, of which 2,783,164 Common Shares are held by non-affiliates, and the closing sale price of our Common Shares on the Nasdaq Capital Market of $4.91 on April 23, 2026. Pursuant to General Instruction I.B.5 of Form F-3, in no event will we sell, pursuant to the registration statement of which this prospectus forms a part, securities with a value exceeding one-third of the aggregate market value of our outstanding ordinary shares held by non-affiliates in any 12 calendar month period, so long as the aggregate market value of our ordinary shares held by non-affiliates is less than $75.0 million. We have not offered or sold any securities pursuant to General Instruction I.B.5 on Form F-3 during the prior 12 calendar month period that ends on and includes the date of this prospectus.

We are an emerging growth company, as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act, and are subject to reduced public company reporting requirements.

Investing in the securities involves a high degree of risk. Risks associated with an investment in the securities will be described in any applicable prospectus supplement and are and will be described in certain of our filings with the Securities and Exchange Commission, or SEC, as described in “Risk Factors”.

The securities may be sold directly by us to investors, through agents designated from time to time or to or through underwriters or dealers, or through a combination of such methods, on a continuous or delayed basis. For additional information on the methods of sale, you should refer to the section entitled “Plan of Distribution” in this prospectus. If any agents or underwriters are involved in the sale of the securities with respect to which this prospectus is being delivered, the names of such agents or underwriters and any applicable fees, commissions, discounts and over-allotment options will be set forth in a prospectus supplement. The price to the public of the securities and the net proceeds that we expect to receive from such sale will also be set forth in a prospectus supplement.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or passed on completeness or the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is          , 2026

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form F-3 that we filed with the SEC utilizing a “shelf” registration process. Under this shelf registration process, we may offer from time to time up to an aggregate of $75,000,000 of our securities in one or more offerings. We sometimes refer to the securities as the “securities” throughout this prospectus.

Each time we sell securities, we will provide you with a prospectus supplement that will describe the specific amounts, prices and terms of such offering. We may also authorize one or more free writing prospectuses to be provided to you in connection with such offering. The prospectus supplement and any related free writing prospectuses may also add, update or change information contained in this prospectus. You should read carefully both this prospectus, the applicable prospectus supplement, the documents incorporated by reference into this prospectus and any related free writing prospectus together with additional information described below under “Where You Can Find More Information and Incorporation of Certain Information by Reference” before buying the securities being offered.

This prospectus does not contain all of the information provided in the registration statement that we filed with the SEC. For further information about us or the securities, you should refer to that registration statement, which you can obtain from the SEC as described below under “Where You Can Find More Information and Incorporation of Certain Information by Reference.”

You should rely only on the information contained or incorporated by reference in this prospectus, a prospectus supplement and related free writing prospectuses. Neither we, nor any agent, underwriter or dealer has authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in this prospectus and the accompanying prospectus supplement or related free writing prospectuses is accurate on any date subsequent to the date set forth on the front of the document or that any information that we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference. Our business, financial condition, results of operations and prospects may have changed since those dates.

We are organized under the laws of Switzerland and our registered office and domicile is located in Kloten (Zurich), Switzerland. Moreover, the majority of our directors and senior management are not residents of the United States, and all or a substantial portion of the assets of such persons are located outside the United States. As a result, it may not be possible for investors to effect service of process within the United States upon us or upon such persons or to enforce against them judgments obtained in U.S. courts, including judgments in actions predicated upon the civil liability provisions of the federal securities laws of the United States. We have been advised by our Swiss counsel that there is doubt as to the enforceability in Switzerland of original actions, or in actions for enforcement of judgments of U.S. courts, of civil liabilities to the extent solely predicated upon the federal and state securities laws of the United States. See “Enforceability of Civil Liabilities” for additional information.

In this prospectus, “we,” “us,” “our,” the “Company” and “NewcelX” refer to NewcelX Ltd., and its consolidated subsidiaries.

Our functional currency is the U.S. Dollar, while the functional currency of our Israeli subsidiary, Kadimastem Ltd. is the New Israeli Shekel (NIS). Unless otherwise expressly stated or the context otherwise requires, references in this prospectus to “NIS” are to New Israeli Shekels, and references to “dollars” or “$” mean U.S. dollars. U.S. dollar translations of CHF amounts presented in this prospectus that are not derived from our audited financial statements incorporated by reference in this prospectus are translated using the rate of CHF 1.00 to $1.262, based on the exchange rate provided by the Swiss Federal Tax Administration on December 31, 2025.

All information included herein relating to shares or price per share reflects the 1-for-10 reverse split effected by us on October 30, 2025.

ii

OUR COMPANY

The Company

NewcelX is a clinical-stage pharmaceutical company focused on developing and manufacturing “off-the-shelf”, allogeneic, proprietary cell products based on its technology platform for the expansion and differentiation of hESCs into functional cells.

NewcelX’s vision is to:

●	Develop and commercialize its stem cell-based therapies for cure Type 1 Diabetes (T1D). (stem cell derived islets);

●	Replace, restore and repair the functionality of diseased and malfunctioning cells in various degenerative diseases by transplantation of healthy and functional cells;

●	Commercialize its proprietary cell lines optimized for the treatment of ALS, and other neurodegenerative diseases; and

●	Utilize the DOXA small molecules platform for clinical development of drug candidates, primarily for narcolepsy, neuroinflammation and DANS (Diabetes-Associated Neurological Disorders).

NewcelX is primarily developing two cell therapy products:

1.	NCEL-101 is NewcelX’s lead program for diabetes treatment. NCEL-101 is comprised of enriched pancreatic islet cells, mainly functional, insulin and glucagon producing and releasing cells, intended to treat and potentially cure patients with Type 1 diabetes and possibly Type 2 insulin dependent diabetes. Other development programs for diabetes are in the pipeline and include co-development with academic or commercial entities.

2.	AstroRx®, NewcelX’s platform validation product, which is an off-the-shelf cryopreserved cell therapy product in clinical development for the treatment for ALS and in pre-clinical studies for other neurodegenerative indications. AstroRx® is comprised of fully differentiated astrocytes, which are the main cells that support the CNS.

In addition, NewcelX is developing DOXA (Dual Orexin-Receptor Agonist) small molecules platform for several target indications, including sleep disorders (narcolepsy, idiopathic insomnia), Neurodegenerative/ neuroinflammation diseases (such as 𝛼-synucleinopathies) and DANS (Diabetes Associated Neurological Disorders).

NewcelX is an innovative biopharmaceutical company focused on developing transformative stem-cell-derived therapies for Type 1 Diabetes. Built on a validated human pluripotent stem cell (hPSC) platform, the Company’s lead program, NCEL-101, is designed to restore functional insulin production through scalable, off-the-shelf cell replacement. NewcelX is advancing a comprehensive therapeutic approach for Type 1 Diabetes integrating cell therapy, immune protection, and translational science to address critical unmet medical needs.

NewcelX is a clinical stage biotechnology company, with a unique platform for cell therapy that enables the production of off-the-shelf cell-based products for the treatment of unmet medical needs. NewcelX operates in the field of development of cell therapy and regenerative medicine. Regenerative medicine is an innovative medical research field that focuses on regeneration of tissue/organs harmed due to disease, injury or due to birth defects in patients, using one of the following two ways: (1) creating new cells, organ parts or tissues under laboratory conditions, or using donor cells, organs or parts of organs transplanted into the patient’s body in order to replace the cells or tissues damaged by disease; (2) finding and developing drugs that will help induce a process of spontaneous regeneration of the damaged tissue/organ by encouraging the adult stem cells that are regularly present in the tissue, divide, differentiate and take their place in the affected area.

NewcelX is developing revolutionary regenerative therapies based on stem cells-derived therapeutic cells, in addition to the traditional curative therapies. The stem cells-derived therapeutics technology has been developed as a platform enabling the manufacturing of islet-like endocrine cells and glia restricted progenitors thus having potential applications for diabetes, and for neurodegenerative diseases such as ALS. The therapies are scalable and industrialized, to be commercialized as a stable “off the shelf” product and reduce the cost of treatments. For this, NewcelX uses pluripotent cells (e.g. embryonic stem cells - hESCs) that have a unique ability to multiply infinitely without losing their “naivety” and to be able to become any cell type. The cell therapy products manufactured under Good Manufacturing Practices, or GMP, guidelines (similar to traditional therapeutics) in order to reach optimal clinical results. NewcelX developed a novel process to differentiate the cells in the lab to their mature phenotype, before their implantation to the patient, thus enabling the cells to confer their function immediately post treatment. Thus, NewcelX believes that its process will markedly enhance the efficiency of the treatment.

NewcelX implements a technological platform that uses pluripotent stem cells, or PSCs, either embryonic stem cells and/or induced pluripotent stem cells for the development and production of various active cells as off-the-shelf products for the treatment of a wide range of diseases. Its technological platform includes processes for the development, production and biobanks of cells at various stages of differentiation. As of the date of this proxy statement/prospectus, NewcelX focuses on the development of cell therapy products in the field of regenerative medicine for the treatment of various diseases with an emphasis on development of a cure for Type 1 diabetes. In addition, NewcelX’s proof of platform program, AstroRx®, received an IND approval for running Phase 1/2a clinical trial in the US for ALS.

Corporate Information

We were incorporated on June 10, 2015, as a Swiss limited company. Our registered office and principal executive office are located at Hohstrasse 1, 8302 Kloten, Switzerland. Our telephone number in Switzerland is +41.44.512.2150. Our website address is https://newcelx.com. The information contained on, or that can be accessed through, our website is not part of this prospectus. We have included our website address in this prospectus solely as an inactive textual reference.

The SEC also maintains an Internet website that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. Our filings with the SEC are also available to the public through the SEC’s website at http://www.sec.gov.

RISK FACTORS

Investing in our securities involves significant risks. Before making an investment decision, you should carefully consider the risks below and those described under “Risk Factors” in the applicable prospectus supplement and under Item 3.D. - “Risk Factors” in our most recent Annual Report on Form 20-F, or any updates in our Reports on Form 6-K, together with all of the other information appearing in this prospectus or incorporated by reference into this prospectus and any applicable prospectus supplement, in light of your particular investment objectives and financial circumstances. The risks so described are not the only risks facing us. Additional risks not presently known to us or that we currently deem immaterial may also impair our business operations. Our business, financial condition and results of operations could be materially adversely affected by any of these risks. The trading price of our securities could decline due to any of these risks, and you may lose all or part of your investment. The discussion of risks includes or refers to forward-looking statements; you should read the explanation of the qualifications and limitations on such forward-looking statements discussed elsewhere in this prospectus.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements made under “Our Business and “Use of Proceeds” and elsewhere in this prospectus, including in our 2023 Annual Report, or incorporated by reference herein constitute forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential” “intends” or “continue,” or the negative of these terms or other comparable terminology.

These forward-looking statements may include, but are not limited to, statements relating to our objectives, plans and strategies, statements that contain projections of results of operations or of financial condition, expected capital needs and expenses, statements relating to the research, development, completion and use of our product candidates, and all statements (other than statements of historical facts) that address activities, events or developments that we intend, expect, project, believe or anticipate will or may occur in the future.

Forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties. We have based these forward-looking statements on assumptions and assessments made by our management in light of their experience and their perception of historical trends, current conditions, expected future developments and other factors they believe to be appropriate.

Important factors that could cause actual results, developments and business decisions to differ materially from those anticipated in these forward-looking statements include, among other things:

●	the regulatory pathways that we may elect to utilize in seeking European Medicines Agency, or EMA, the U.S. Food and Drug Administration, or FDA, and other regulatory approvals;

●	our ability to drive revenue growth, enhance research and development capabilities, and improve financial performance is subject to uncertainties;

●	that our financial position raises substantial doubt about our ability to continue as a going concern;

●	our ability to maintain listing and effectively comply with the listing requirements of the Nasdaq;

●	changes in technology and market requirements;

●	potential delays or obstacles in launching or completing clinical trials, including our expectations regarding the timing of commencing further clinical trials, the process entailed in conducting each such trial, including dosages, and the order of such trials with each of our product candidates or whether such trials will be conducted at all;

●	competitive companies, technologies and our industry;

●	the development and commercialization, if any, of any other product candidates that we may seek to develop;

●	products that may not be approved by regulatory agencies;

●	technologies that may not be validated or accepted by the scientific community;

●	the inability to retain or attract key employees;

●	unforeseen scientific difficulties with products in development;

●	the scope of protection we are able to establish and maintain for intellectual property rights covering our product candidates and our ability to operate our business without infringing the intellectual property rights of others;

●	higher-than-expected product costs;

●	results in the laboratory that do not translate to clinical success;

●	insufficient patent protection; possible adverse safety outcomes;

●	our ability to establish and maintain strategic partnerships and other corporate collaborations;

●	risks related to changes in healthcare laws, rules and regulations in the United States or elsewhere;

●	delays in developing or introducing new technologies, products, or applications;

●	competitive pressures that could reduce market share or pricing;

●	the overall global political and economic environment in the countries in which we operate;

●	security, political and economic instability in the Middle East that could harm our business, including due to the current security situation in Israel; and

●	those factors referred to in our most recent Annual Report on Form 20-F (or any updates in our Reports on Form 6-K) incorporated by reference herein in “Item 3. Key Information - D. Risk Factors,” “Item 4. Information on the Company,” and “Item 5. Operating and Financial Review and Prospects,” as well as in our most recent Annual Report on Form 20-F generally, which is incorporated by reference into this prospectus.

USE OF PROCEEDS

Unless otherwise indicated in an accompanying prospectus supplement, the net proceeds from the sale of securities will be used for general corporate purposes, including research and development related purposes and for potential acquisitions. Our management will have significant flexibility in applying the net proceeds of this offering. In addition, while we have not entered into any binding agreements or commitments relating to any significant transaction as of the date of this prospectus, we may use a portion of the net proceeds to pursue acquisitions, joint ventures and other strategic transactions.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and our capitalization as of December 31, 2025:

●	On an actual basis; and

●	on a pro forma basis to give effect to the issuance and sale of 272,726 Common Shares and 218,181 pre-funded warrants at a purchase price of $2.75 per share and per pre-funded warrant together with common warrants to purchase up to an aggregate of 687,269 Common Shares in in a private placement in April 2026 for aggregate gross proceeds of $1.35 million, conversion of 250,000 prefunded warrants to 250,000 Common Shares, as well as conversion of 9,945 PPCs and 662 preferred shares into 63,640 common shares, as if such event had occurred on December 31, 2025.

The information in this table should be read in conjunction with and is qualified by reference to the financial information thereto and other financial information incorporated by reference into this prospectus, including the section entitled “Item 5. Operating and Financial Review and Prospects” and our financial statements and related notes included in our Annual Report on Form 20-F for the fiscal year ended December 31, 2025, filed with the SEC on April 29, 2026, and incorporated by reference herein.

	As of December 31, 2025
U.S. dollars in thousands	Actual (audited)	Pro Forma (unaudited)
Cash and cash equivalents	$2,201	$3,551
Shareholders’ equity:
Preferred shares, CHF 0.05 par value, 5,029 registered shares issued and outstanding actual; and 4,368 registered shares issued and outstanding pro forma	*	*
Preferred participation certificates, CHF 0.05 par value, 56,829 registered shares issued and outstanding actual; and 46,884 registered shares issued and outstanding pro forma	4	3
Common shares, CHF 0.05 ($0.06) par value, 4,797,505 registered shares issued and outstanding actual; and 5,383,871 registered shares issued and outstanding pro forma	291	323
Additional paid-in capital	93,691	95,010
Accumulated deficit	(84,891)	(84,891)
Foreign currency translation reserve	(1,845)	(1,845)
Total shareholders’ equity	7,250	8,600

The table above is based on 4,797,505 Common Shares outstanding as of December 31, 2025. This number excludes:

●	238,129 warrants to purchase 238,129 Common Shares issued as part of equity raises;

●	5,029 preferred shares convertible into 5,029 Common Shares issued to accredited investors;

●	56,829 preferred participation certificates convertible into 56,829 Common Shares issued to accredited investors;

●	885,916 prefunded warrants convertible into 885,916 Common Shares issued to accredited investors; and

●	11,010 options convertible into 11,010 Common Shares;

DESCRIPTION OF SECURITIES

The descriptions of the securities contained in this prospectus, together with the applicable prospectus supplements, summarize the material terms and provisions of the various types of securities that we may offer. We will describe in the applicable prospectus supplement relating to any securities the particular terms of the securities offered by that prospectus supplement. If we so indicate in the applicable prospectus supplement, the terms of the securities may differ from the terms we have summarized below.

We may sell from time to time, in one or more offerings, Common Shares, warrants to purchase Common Shares and units comprising any combination of these securities.

In this prospectus, we refer to the Common Shares, warrants to purchase Common Shares and units that may be offered by us collectively as “securities.” The total dollar amount of all securities that we may issue under this prospectus will not exceed $75,000,000.

This prospectus may not be used to consummate a sale of securities unless it is accompanied by a prospectus supplement.

DESCRIPTION OF COMMON SHARES, PREFERRED SHARES AND Preferred participation certificates

Set forth below is a summary of the material terms of the Company’s share capital and participation capital and certain provisions of the articles of association of the Company as they relate to the Company's share capital. The following summary is not complete and is qualified in its entirety by the Swiss Code of Obligations, or CO, the Company's articles of association and the actual terms and conditions of such shares and participation certificate:

General

NewcelX is incorporated as a share corporation (Aktiengesellschaft) organized under the laws of Switzerland in accordance with articles 620 et seqq. of the CO with its registered office located at Hohstrasse 1, 8302 Kloten, Switzerland, registration number CHE-447.067.367. Neither the articles of association nor the operation of law limit the duration of NewcelX.

Capital Structure of NewcelX

Issued Share Capital

As of the date of this prospectus, 5,383,871 Common Shares, with a par value of CHF 0.05, are issued and outstanding, 4,368 fully paid-in registered shares (Preferred Shares), with a par value of CHF 0.05, are issued and outstanding, and a participation capital (non-voting capital) of CHF 2,334, divided into 46,884 fully paid-in participation certificates (“PPC”), with a par value of CHF 0.05, are issued and outstanding.

Share Classes

The articles of association provide for three different classes of NewcelX shares: Common Shares, Preferred Shares and PPCs, each with a par value of CHF 0.05. Each Common Share and Preferred Share will carry one vote in general meetings of NewcelX, and the Common Shares as well as the Preferred Shares will be listed on the Nasdaq.

Ordinary Capital Increase, Capital Band and Conditional Share Capital

Under Swiss law, we may increase our share capital (Aktienkapital) with a resolution of the general meeting of shareholders (ordinary capital increase) that must be carried out by the board of directors within six months in order to become effective. In the case of subscription and increase against payment of contributions in cash, a resolution passed by an absolute majority of the shares represented at the general meeting of shareholders is required. In the case of subscription and increase against contributions in kind or to fund acquisitions in kind, when shareholders’ statutory pre-emptive rights are withdrawn or where transformation of reserves into share capital is involved, a resolution passed by two-thirds of the shares represented at a general meeting of shareholders and the absolute majority of the nominal amount of the shares represented is required.

Under the Swiss Code of Obligations, or the CO, our shareholders, by a resolution passed by two-thirds of the votes represented at a general meeting of shareholders and the absolute majority of the nominal amount of the shares represented, may empower our board of directors to issue shares of a specific aggregate nominal amount up to a maximum of 50% of the share capital in the form of:

●	capital band (Kapitalband) to be utilized by the board of directors within a period determined by the shareholders but not exceeding five years from the date of the shareholder approval; or

●	conditional capital (bedingtes Kapital) for the purpose of issuing shares in connection with, among other things, (i) option and conversion rights granted in connection with warrants and convertible bonds of the Company or one of our subsidiaries or (ii) grants of rights to employees, members of our board of directors or consultants or our subsidiaries or other persons providing services to the Company or a subsidiary to subscribe for new shares (conversion or option rights).

Our Capital Band

As of December 31, 2025, the articles of association authorized our board of directors to increase the share capital (within a period of no more than five years) and set forth the nominal amount by which the board of directors may increase the share capital (such authorized capital may not exceed one-half of the existing share capital). The articles of association provided for capital band under article 3a of the articles of association according to which the capital band shall have an upper limit of CHF 428,911.80 and the board of directors was authorized at any time until August 19, 2030, to increase the share capital by a maximum of CHF 142,970.60 once or several times and in any amount by issuing up to 2,859,412 Common Shares. The articles of association also explicitly set forth the events for which a restriction or exclusion of the pre-emptive rights from the current shareholders is permitted.

Under our articles of association as of the date of the Annual Report, the capital band has an upper limit of CHF 428,911.80 and the board of directors is authorized at any time until August 19, 2030, to increase the share capital by a maximum of CHF 84,061.80 once or several times and in any amount by issuing up to 1,681,236 Common Shares.

Within the limits of Swiss law, a general meeting of shareholders may increase or alter the capital band granted to the board of directors.

To affect any capital increase based on a capital band, the Company will have to follow the relevant procedures under Swiss law. In particular, the Company’s board of directors will have to issue a capital increase report (Kapitalerhöhungsbericht), approve a notarized confirmation resolution (Feststellungsbeschluss) on the capital increase and the articles of association, and obtain (i) duly executed subscription form(s) covering the subscription of the relevant number of new shares, (ii) a report of an audit firm relating to the withdrawal of the pre-emptive rights, as well as (iii) a banking confirmation confirming the payment of the aggregate nominal value of the respective number of new shares to a special Swiss bank account, all in accordance with Swiss law. The Company’s board of directors will subsequently have to file the relevant documentation accompanied by an application form with the competent commercial register. Any issuance of common shares based on such filing(s) is subject to the recording of the respective capital increase(s) in the commercial register in accordance with Swiss law and its publication in the electronic Swiss Official Gazette of Commerce (Schweizerisches Handelsamtsblatt).

Our Conditional Share Capital

Conditional Share Capital for Shareholders’ Options

As per our current version of the articles of association as of the date of this prospectus and as of December 31, 2025, our nominal share capital may be increased by a maximum aggregate amount of CHF 120,470.60 through the issuance of not more than 2,409,412 registered shares with a nominal value of CHF 0.05 each (common shares), which would have to be fully paid-in, by the exercise of option rights granted to new shareholders in connection with a public offering of the Company and the listing of the shares or which are granted instead of shares in case of existing voting rights limitations or which are granted in connection with or to cover financing commitments. Shareholders will not have pre-emptive subscription rights in such circumstances. The holders of options are entitled to the new shares upon the exercise of the options. Warrants that have been exercised in the meantime are not yet reflected in the articles of association of the Company by means of an increase of the issued share capital and the respective reduction of the conditional share capital.

Conditional Share Capital for Employee and Advisory Options

As per our current version of the articles of association as of the date of this prospectus and as of December 31, 2025, our nominal share capital may, to the exclusion of the pre-emptive subscription rights of shareholders, be increased out of the conditional share capital of the Company by a maximum aggregate amount of CHF 22,500 through the issuance of not more than 450,000 registered Common Shares with a nominal value of CHF 0.05 each, which would have to be fully paid-in, by the exercise of option or conversion rights that have been granted to employees, members of the board of directors or consultants of the Company or of one of our subsidiaries, if any, or other persons providing services to the Company or a subsidiary, if any, through one or more equity incentive plans created by the board of directors. If this conditional share capital is not sufficient for our future equity incentive plan, then we intend to rely on the capital band, which we will have to dedicate for that purpose, or, alternatively, if such conditional or capital band is not sufficient, then we intend to seek shareholder approval for the equity incentive plan(s) that we may seek to implement. The exercise of the conversion or option rights and the waiver of these rights shall be in writing or electronically. The electronic exercise or waiver does not require a qualified electronic signature.

Pre-emptive Rights

Pursuant to the CO, shareholders have pre-emptive rights (Bezugsrechte) to subscribe for new issuances of shares. With respect to conditional capital in connection with the issuance of conversion rights, convertible bonds or similar debt instruments, shareholders have advance subscription rights (Vorwegzeichnungsrechte) for the subscription of conversion rights, convertible bonds or similar debt instruments.

A resolution passed at a general meeting of shareholders by two-thirds of the votes represented and the absolute majority of the nominal value of the shares represented may authorize our board of directors to withdraw or limit pre-emptive rights and/or advance subscription rights in certain circumstances. If pre-emptive rights are granted, but not exercised, the board of directors may allocate the pre-emptive rights as it elects.

With respect to our capital band, the board of directors is authorized by our articles of association to withdraw or to limit the pre-emptive rights of shareholders, and to allocate them to third parties or to us, in the event that the newly issued shares are used for a purpose set forth in our articles of association.

Uncertificated Securities

Our shares are uncertificated securities (Wertrechte, within the meaning of the CO) and, if and when administered by a financial intermediary (Verwahrungsstelle, within the meaning of the Federal Act on Intermediated Securities, or FISA), qualify as intermediated securities (Bucheffekten, within the meaning of the FISA). In accordance with art. 973c of the CO, we maintain a non-public register of uncertificated securities (Wertrechtebuch).

If registered in our share register, a shareholder may at any time request from us a written confirmation with respect to such person’s shares. The Company may issue certificates representing one or several shares at any time. Shareholders are not entitled, however, to request the printing and delivery of certificates.

Participation Certificates and Profit-sharing Certificates

As the date of this prospectus, the Company had 4,368 Preferred Shares (Vorzugsaktien) issued and outstanding. The Company also had 46,884 preferred participation certificates (Partizipationsscheine) with a nominal value of CHF 0.05 issued as of such date. The Company had no profit sharing certificates (Genussscheine) issued as of such date.

The Preferred Shares confer the following privileges: Dividends resolved by the general meeting are distributed to the holder of Preferred Shares and preferred participation certificates until they have received 8% of the issue price of their Preferred Shares or preferred participation certificates. If the dividend falls short of this amount, it shall be distributed among the holders of Preferred Shares and preferred participation certificates according to the nominal values held by them. In second priority, the dividends are distributed to the holders of Common Shares, Preferred Shares and preferred participation certificates in accordance with the statutory provisions. If new Preferred Shares are issued, the holders of Preferred Shares shall have the right to subscribe for all newly issued Preferred Shares in proportion to their respective participation in the total nominal value of the Preferred Shares. If holders of Preferred Shares do not exercise their subscription rights, these are offered once to the other holders of Preferred Shares for subsequent subscription. After that, any subscription rights not exercised by the holders of Preferred Shares shall be allocated to the holders of Common Shares. Each category of shares is entitled to be represented on the board of directors by at least one member.

No Additional Capital Contributions

Under Swiss law, shareholders are not obliged to make any capital contribution in excess of the subscription amount, which can be under no circumstance less than the nominal value per share.

General Meeting of Shareholders: Meetings and Powers

The general meeting of shareholders is our supreme corporate body. Under Swiss law, an annual, ordinary general meeting of shareholders must be called on an annual basis and we may hold extraordinary general meetings of shareholders in addition to any annual general meeting. Under Swiss law, an ordinary general meeting of shareholders must be held annually within six months after the end of a corporation’s financial year. In our case, this means on or before the 30th day of June.

The following (non-exhaustive) powers are vested exclusively in the general meeting of shareholders:

●	adopting and amending our articles of association;

●	electing the members of the board of directors, the chairman of the board of directors, the members of the compensation, nomination and governance committee, the auditors and the independent proxy holder (a person annually elected by the general meeting of shareholders and who may represent our shareholders at a general meeting of shareholders as a proxy solicitor);

●	approving the annual report, the annual statutory financial statements and the consolidated financial statements, and deciding on the allocation of profits as shown on the balance sheet, in particular with regard to dividends and bonus payments to members of the board of directors;

●	approving the compensation of members of the board of directors and executive management, which under Swiss law is not necessarily limited to the executive officers;

●	discharging the members of the board of directors and executive management from liability with respect to their tenure in the previous financial year;

●	dissolving the Company with or without liquidation; and

●	deciding matters reserved to the general meeting of shareholders by law or our articles of association or that are presented to it by the board of directors.

An extraordinary general meeting of shareholders may be called by a resolution of the board of directors or, under certain circumstances, by our auditor, liquidator or bondholder (or the representatives of convertible bondholders), if any. In addition, in accordance with the CO, the board of directors is required to convene an extraordinary general meeting of shareholders if shareholders representing at least 5 percent of our share capital or votes request such general meeting of shareholders in writing. Such request must set forth the items to be discussed and the proposals to be acted upon. According to the CO, if the most recent annual accounts indicate that the assets less the liabilities no longer cover half of the sum of the share capital, the statutory capital reserve not to be repaid to the shareholders and the statutory retained earnings, the board of directors shall take measures to rectify the loss of capital. It shall take, where necessary, further measures to restructure the company or shall convene an extraordinary general meeting to request the approval of such measures if they fall within the competence of the general meeting.

Voting and Quorum Requirements

Shareholder resolutions and elections (including elections of members of the board of directors) require the affirmative vote of the absolute majority of shares represented at the general meeting of shareholders, unless otherwise stipulated by law.

A resolution of the general meeting of shareholders passed by two-thirds of the votes represented at the meeting and the absolute majority of the nominal value of the shares represented is required for:

●	any amendment of the Company’s objectives;

●	the consolidation of shares, insofar as this does not require the consent of all shareholders concerned;

●	the introduction of shares with preferential voting rights;

●	any restriction on the transferability of registered shares;

●	creating capital band or conditional share capital;

●	a capital increase funded by equity, against contributions in kind or for the purpose of funding acquisitions in kind and the granting of special privileges;

●	the conversion of participation certificates into shares;

●	any restriction or cancellation of the subscription right (i.e., pre-emptive rights);

●	the change of the currency of the Company’s share capital;

●	the introduction of the casting vote of the chairperson in the general meeting;

●	a relocation of the seat (registered office) of the Company;

●	the delisting of the Company’s equity securities;

●	a provision in the articles of association concerning the holding of the general meeting abroad;

●	the introduction of an arbitration clause in the articles of association; and

●	the dissolution of the Company.

The same voting requirements apply to resolutions regarding transactions among corporations based on Switzerland’s Federal Act on Mergers, Demergers, Transformations and the Transfer of Assets, or the Merger Act (including a merger, demerger, or conversion of a corporation).

In accordance with Swiss law and generally accepted business practices, our articles of association do not provide quorum requirements generally applicable to general meetings of shareholders. Additionally, before a resolution to approve the management report and consolidated accounts can be passed, our auditor must also be present at such general meeting of the shareholders, unless the general meeting of the shareholders waives such attendance by unanimous decision of those present. To this extent, our practice varies from the requirement of Nasdaq Listing Rule 5620(c), which requires an issuer to provide in its bylaws for a generally applicable quorum, and that such quorum may not be less than one-third of the outstanding voting stock.

Notice

General meetings of shareholders must be convened by the board of directors at least twenty days before the date of the meeting. The general meeting of shareholders is convened by way of a notice appearing in our official publication medium, currently the Swiss Official Gazette of Commerce. Registered shareholders may also be informed by letter, facsimile or electronic mail. The notice of a general meeting of shareholders must state the items on the agenda, the proposals to be acted upon and, in case of elections, the names of the nominated candidates. Except in the limited circumstances listed below, a resolution may not be passed at a general meeting without proper notice. This limitation does not apply to proposals to convene an extraordinary general meeting of shareholders, the initiating of a special audit or the election of an auditor upon request of a shareholder. No previous notification is required for proposals concerning items included in the agenda or for debates that do not result in a vote. The notice period for a general meeting of shareholders may be waived if all shareholders are present or represented at such meeting (Universalversammlung).

Agenda Requests

Pursuant to Swiss law, Shareholders may request that items be placed on the agenda, provided they together hold at least 0.5 per cent of the share capital or of the votes in the Company. To be timely, the shareholder’s request must be received by us at least 30 calendar days in advance of the meeting. The request must be made in writing and contain, for each of the agenda items, the following information:

●	a brief description of the business desired to be brought before the ordinary general meeting of shareholders and the reasons for conducting such business at the ordinary general meeting of shareholders;

●	the name and address, as they appear in the share register, of the shareholder proposing such business; and

●	all other information required under the applicable laws and stock exchange rules.

In accordance with Swiss law, a business report, compensation report (as prepared by our board of directors) and an auditor’s report must be made available no later than 20 days prior to the ordinary general meeting of shareholders. If the documents are not electronically accessible, any shareholder may request that they be sent to them in good time.

Voting Rights

The right to vote, and the other rights of share ownership, may only be exercised by shareholders (including any nominees) or usufructuaries (a person who has the right to enjoy the use and advantages of another’s property short of the destruction or waste of its substance), who are entered in our share register at cut-off date determined by the board of directors, as authorized by our articles of association and Swiss law. Those entitled to vote in the general meeting of shareholders may be represented by the independent proxy holder (annually elected by the general meeting of shareholders), another registered shareholder or third person with written authorization to act as proxy or the shareholder’s legal representative. The chairman of the board of directors has the power to decide whether to recognize a power of attorney.

Dividends and Other Distributions

Our board of directors may propose to shareholders that a dividend or other distribution be paid but cannot authorize the distribution itself. Dividend payments require a resolution passed by an absolute majority of the shares represented at a general meeting of shareholders. In addition, our auditor must confirm that the dividend proposal of our board of directors conforms to Swiss statutory law and our articles of association.

Under Swiss law, we may pay dividends if we have sufficient distributable profits brought forward from the previous business years (Gewinnvortrag), or if we have distributable reserves (frei verfügbare Reserven), each as evidenced by our audited stand-alone statutory balance sheet prepared pursuant to Swiss law, and after allocations to reserves required by Swiss law and the articles of association have been deducted. The general meeting may also resolve to pay an interim dividend based on an interim account. The external auditor must review the interim account before the general meeting passes the resolution. The provisions governing dividends apply.

Under our articles of association and in accordance with Swiss law, only our shareholders have the power to approve the payment of any dividends.

Distributable reserves are generally booked either as “free reserves” (freie Reserven) or as “reserve from capital contributions” (Reserven aus Kapitaleinlagen). Under the CO, 5 percent of the annual profit shall be assigned to the statutory retained earnings (gesetzliche Gewinnreserve). The statutory retained earnings (gesetzliche Gewinnreserve) shall be increased until, when taken together with the statutory capital reserve (gesetzliche Kapitalreserve), they reach one half of the share capital specified in the commercial register. The CO permits us to accrue additional general reserves. Further, a purchase of our own shares (whether by us or a subsidiary) reduces the distributable reserves in an amount corresponding to the purchase price of such own shares. Finally, the CO, under certain circumstances, requires the creation of revaluation reserves which are not distributable.

Distributions out of issued share capital (i.e. the aggregate nominal value of our issued shares) are not allowed and may be made only by way of a share capital reduction. Such a capital reduction requires a resolution passed by an absolute majority of the shares represented at a general meeting of shareholders. The resolution of the shareholders must be recorded in a public deed, and a special audit report must confirm that claims of our creditors remain fully covered despite the reduction in the share capital recorded in the commercial register. The share capital may be reduced below CHF 100,000 only if and to the extent that at the same time the statutory minimum share capital of CHF 100,000 is reestablished by sufficient new fully paid-up capital.

If the share capital is reduced, the board of directors shall notify the creditors that they may request security by registering their claims. The notice must be published in the Swiss Official Gazette of Commerce. Applications to register claims must be made in writing, specifying the amount of and legal grounds for the claim. The company must secure the creditors’ claims to the extent that the previous cover has been reduced by the capital reduction, provided the creditors request it to do so within 30 days of publication in the Swiss Official Gazette of Commerce. The obligation to secure claims lapses if the company meets the claim or proves that there is no risk that the claim will not be met as a result of reducing the share capital. If the audit confirmation is available, it may be presumed that there is no risk that the claim will not be met.

Our board of directors determines the date on which the dividend entitlement starts. Dividends are usually due and payable shortly after the shareholders have passed the resolution approving the payment; however, the shareholders, upon request of the board of directors, may resolve at the general meeting of shareholders to defer the due date of the dividend payments (e.g., in quarterly or other installments).

Transfer of Shares

Shares in uncertificated form (Wertrechte) may only be transferred by way of assignment. Shares that constitute intermediated securities (Bucheffekten) may only be transferred when a credit of the relevant intermediated securities to the acquirer’s securities account is made in accordance with the relevant provisions of the FISA.

Voting rights may be exercised only after a shareholder has been entered in our share register (Aktienbuch) with his, her or its name and address (in the case of legal entities, the registered office) as a shareholder with voting rights. Any acquirer of our shares who is not registered in our share register as a shareholder with voting rights will, assuming the acquirer holds our shares as of the record date, still be entitled to dividends and other rights with financial value with respect to such shares.

Inspection of Books and Records

Under the CO, a shareholder has a right to inspect our share register with respect to his own shares and otherwise to the extent necessary to exercise his shareholder rights. No other person has a right to inspect our share register. Our books and correspondence may be inspected with the express authorization of the general meeting of shareholders or by resolution of the board of directors and subject to the safeguarding of our business secrets.

If the shareholders’ inspection rights, as outlined above, prove to be insufficient in the judgment of the shareholder, any shareholder may propose to the general meeting of shareholders that specific facts be examined by a special audit in a special investigation. If the general meeting of shareholders approves the proposal, a company or any shareholder may, within 30 calendar days after the general meeting of shareholders, request the competent court in Kloten (Zurich), where our registered office is located, to appoint a special auditor. If the general meeting of shareholders rejects the request, one or more shareholders representing at least 5 percent of the share capital or votes may within three months’ request that the court appoint a special auditor. The court will issue such an order if the petitioners can demonstrate that the board of directors, any member of the board of directors or our executive management infringed the law or our articles of association and thereby caused damages to the Company or our shareholders.

Compulsory Acquisitions; Appraisal Rights

Business combinations and other transactions that are governed by the Swiss Merger Act (i.e. mergers, demergers, transformations and certain asset transfers) are binding on all shareholders. A statutory merger or demerger requires approval of two-thirds of the shares represented at a general meeting of shareholders and the absolute majority of the nominal value of the shares represented.

If a transaction under the Swiss Merger Act receives all of the necessary consents, there are no appraisal rights and all shareholders are compelled to participate.

Swiss corporations may be acquired by an acquirer through the direct acquisition of the share capital of the Swiss corporation. The Swiss Merger Act provides for the possibility of a so-called “cash-out” or “squeeze-out” merger if the acquirer controls 90% of the outstanding shares. In these limited circumstances, minority shareholders of the corporation being acquired may be compensated in a form other than through shares of the acquiring corporation (for instance, through cash or securities of a parent corporation of the acquiring corporation or of another corporation). Following a statutory merger or demerger, pursuant to the Merger Act, shareholders can file an appraisal action against the surviving company. If the consideration is deemed inadequate, the court will determine an adequate compensation payment.

In addition, under Swiss law, the sale of  “all or substantially all of our assets” (faktische Liquidation) by us may require the approval of two-thirds of the number of shares represented at a general meeting of shareholders and the absolute majority of the nominal value of the Common Shares represented. Whether a shareholder resolution is required depends on the particular transaction, including whether the following test is satisfied:

●	a core part of our business is sold without which it is economically impracticable or unreasonable to continue to operate the remaining business;

●	our assets, after the divestment, are not invested in accordance with our statutory business purpose; and

●	the proceeds of the divestment are not earmarked for reinvestment in accordance with the Company’s business purpose but, instead, are intended for distribution to our shareholders or for financial investments unrelated to our business.

Board of Directors

Pursuant to Swiss law and according to our articles of association, the board of directors shall consist of three or more members, none of which need to be shareholders.

Swiss law requires that any listed company exceeding two of the three thresholds specified in art. 727 para.1 no. 2 of the CO in two successive financial years shall have each gender represented by at least 30% on the board of directors and 20% on the executive management team. If a company fails to comply, it must be disclosed in the remuneration report, including an explanation and a designation of measures to be taken to reconcile the failed compliance. For our board of directors, this rule will apply, subject to meeting the thresholds required under the CO, from the business year 2026, whereas for the executive management from the business year 2031. The triggering thresholds are (i) a balance sheet total of 20 million CHF, (ii) sales revenue of 40 million CHF and (iii) an average of 250 full-time per year.

The members of our board of directors are elected by the general meeting of shareholders for a term of one year. A year within the meaning of this provision is the period between two ordinary general meetings of shareholders. If a member of the board of directors retires or is replaced, his successor shall continue in office until the end of his predecessor’s term. Each member of our board of directors must be elected individually.

Powers

Our board of directors has the following non-delegable and inalienable powers and duties:

●	the overall management of the company and the issuing of all necessary directives;

●	determination of our appropriate management organization, including the power to define responsibilities and duties of our corporate bodies as well as our internal hierarchy;

●	the organization of the accounting, financial control and financial planning systems as required for management of the Company;

●	the appointment and dismissal of persons entrusted with managing and representing the Company;

●	overall supervision of the persons entrusted with managing the Company, in particular with regard to compliance with the law, articles of association, operational regulations and directives;

●	compilation and issuance of an annual report, preparation for the general meeting and implementation of its resolutions;

●	notification to the court in the event that the Company is over-indebted; and

●	preparing the remuneration report.

According to Article 17 of our articles of association, the board of directors may assign the preparation and the implementation of its resolutions or the supervision of business transactions with regard to the non-transferable and inalienable duties to committees or individual members. In the event that our board of directors assigns duties in accordance with our articles of association and Swiss law, the board of directors shall design and implement reporting policies describing how such an assignment would be carried out by a committee or individual member.

Based on Article 18 of our articles of association, our board of directors may completely or partially delegate the power to manage the Company to one or more of its members (managing directors) or to third persons (managers).

Indemnification of Executive Management and Directors

According to Swiss Law and our articles of association, the general meeting of shareholders has the authority to grant discharge to the members of the board of directors from liability. The effect of the resolution of release (discharge) by the general meeting of shareholders is effective only for disclosed facts and only as against the Company and those shareholders who approved the resolution or who have since acquired their shares in full knowledge of the resolution. The right of action of other shareholders lapses twelve months after the resolution of release.

In addition, under general principles of Swiss employment law, an employer may be required to indemnify an employee against losses and expenses incurred by such employee in the proper execution of their duties under the employment agreement with the employer.

Conflict of Interest, Management Transactions

The CO provides that the members of the board of directors and the executive management inform the board of directors immediately and comprehensively of any conflicts of interest affecting them. The board of directors shall take the measures required to safeguard the company’s interests. Our directors and executive officers are personally liable to us for a breach of these provisions. In addition, Swiss law contains provisions under which directors and all persons engaged in the Company’s management are liable to the Company, each shareholder and the Company’s creditors for damages caused by an intentional or negligent violation of their duties. Furthermore, Swiss law contains a provision under which payments made to any of the Company’s shareholders or directors or any person associated with any such shareholder or director, other than payments made at arm’s length, must be repaid to the Company if such shareholder or director acted in bad faith.

Principles of Compensation of the Board of Directors and Executive Management

Pursuant to Swiss law, our shareholders must annually approve the compensation of the board of directors and the persons whom the board of directors has, fully or partially, entrusted with the management of the Company. The board of directors must issue, on an annual basis, a written compensation report that must be reviewed together with a report on our business by our auditor. The compensation report must disclose all compensation, loans and other forms of indebtedness granted by the Company, directly or indirectly, to current or former members of the board of directors and executive management to the extent related to their former role within the Company or not on customary market terms.

The disclosure concerning compensation, loans and other forms of indebtedness must include the aggregate amount for the board of directors and the executive management as well as the particular amount for each member of the board of directors and executive officer, specifying the name and function of each respective person.

Certain forms of compensation are prohibited for members of our board of directors and executive management, such as:

●	severance payments provided for either contractually or in the articles of association (compensation due until the termination of a contractual relationship does not qualify as severance payment);

●	advance compensation;

●	compensation paid on conditions other than the customary market conditions connected with previous activity as a corporate body of the Company;

●	compensation related to a ban on competition that exceeds the average remuneration for the last three financial years, or compensation related to a ban on competition that is not justified on business grounds;

●	joining bonuses that do not compensate for a verifiable financial disadvantage;

●	incentive fees for the acquisition or transfer of corporations or parts thereof by the Company or by companies being, directly or indirectly, controlled by us;

●	loans, other forms of indebtedness, pension benefits not based on occupational pension schemes and performance-based compensation not provided for in the articles of association; and

●	equity securities and conversion and option rights awards not provided in the articles of association.

Compensation to members of the board of directors and executive management for activities in entities that are, directly or indirectly, controlled by the Company is prohibited if the compensation (i) would have been prohibited if it was paid directly by the Company, (ii) is not provided for in the articles of association or (iii) has not been approved by the general meeting of shareholders.

The general meeting of shareholders votes on the compensation received directly or indirectly by the board of directors, the executive management and the advisory board (Beirat). The general meeting of shareholders must vote annually on the compensation of its board of directors, executive management and the advisory board, and accordingly, at such a meeting, the vote of the general meeting of shareholders shall have a binding effect.

If the general meeting of shareholders votes prospectively on the compensation of the executive management, the articles of association may provide for an additional amount for the compensation of the members of the executive management appointed after the vote.

The additional amount may only be used if the total amount of compensation of the executive management decided by the general meeting of shareholders is not sufficient for the compensation of the new members until the next vote of the general meeting of the shareholders.

The general meeting of shareholders shall not vote on the additional amount of compensation.

Borrowing Powers

Neither Swiss law nor our articles of association restrict in any way our power to borrow and raise funds. The decision to borrow funds is made by or under the direction of our board of directors, and no approval by the shareholders is required in relation to any such borrowing.

Repurchases of Shares and Purchases of Own Shares and Other Limitations on the Rights to Own Securities

The CO limits our right to purchase and hold our own shares. We and our subsidiaries may purchase shares only if and to the extent that (i) freely disposable equity capital is available in the required amount; and (ii) the combined nominal value of all such shares does not exceed 10% of the share capital. Pursuant to Swiss law, where shares are acquired in connection with a transfer restriction set out in the articles of association, the foregoing upper limit is 20%. We currently do not have any transfer restriction in our articles of association. If we own shares that exceed the threshold of 10% of our share capital, the excess must be sold or cancelled by means of a capital reduction within a reasonable time.

Shares held by us or our subsidiaries are not entitled to vote at the general meeting of shareholders but are entitled to the economic benefits applicable to the shares generally, including dividends and pre-emptive rights in the case of share capital increases.

Swiss law and/or our articles of association do not impose any restrictions on the exercise of voting or any other shareholder rights by shareholders residing outside of Switzerland.

Notification and Disclosure of Substantial Share Interests

The disclosure obligations generally applicable to shareholders of Swiss corporations under the Swiss Financial Market Infrastructure Act do not apply to us since our shares are not listed on a Swiss exchange. Similarly, the Swiss takeover regime imposes a duty on any person or group of persons who acquires more than one-third of a company’s voting rights to make a mandatory offer for all of the company’s outstanding listed equity securities. However, these protections are applicable only to issuers that list their equity securities in Switzerland and, because our Common Shares are listed exclusively on Nasdaq, is not applicable to us.

Nonresident or Foreign Owners

Swiss law and NewcelX’s articles of association do not impose any specific limitations on owners of our shares who do not reside in Switzerland to hold or vote their shares in NewcelX.

Exchange Controls

Other than sanctions against specific countries, individuals, and organizations, there are currently no governmental laws, decrees, regulations or other legislation in Switzerland that restrict the export or import of capital, including, but not limited to, Swiss foreign exchange controls on the payment of dividends, interest or liquidation proceeds, if any, to non-resident holders of our shares.

Duration and Liquidation

Under Swiss law, unless the duration of a company is limited by its articles of association, a company may be dissolved at any time by way of liquidation, or, in the case of a merger with the Swiss Merger Act (Fusionsgesetz), based on a resolution of a shareholders’ meeting, which must be passed by a majority as provided by Swiss law or the relevant company’s articles of association, as the case may be. The articles of association do not limit the duration of NewcelX and provide that the majority required for the shareholders’ meeting to resolve on the liquidation of NewcelX is a Supermajority Vote.

Dissolution and liquidation by court order is also possible if, among other things, (i) the company becomes bankrupt or (ii) shareholders holding at least 10% of the company’s share capital so request for important reasons. Under Swiss law, any surplus arising out of a liquidation (after settlement of all the claims of the company’s creditors) is distributed in proportion to the paid-up par value of shares held. This surplus is subject to Swiss federal withholding tax, except if paid out of reserves from qualifying capital contributions (Reserven aus Kapitaleinlagen).

A dissolution and winding up of a Swiss company requires a Supermajority Vote. The articles of association may increase the voting thresholds required for such a resolution (but only by way of a resolution with the majority stipulated by law).

Taxation

NewcelX is a Swiss company, subject to taxation in the Canton of Zurich as from December 10, 2021 onwards (formerly, Canton of Nidwalden). The Company is taxed at a current effective income tax rate of approximately 19% (including direct federal as well as cantonal/communal taxes). In addition, an annual capital tax rate of approximately 0.16% is levied on the net equity of the Company.

Based on a vote by eligible Swiss voters in Switzerland on May 19, 2019, Switzerland reformed certain elements of its corporate tax law which impact the taxation of NewcelX (including the abolition of the mixed company privilege at cantonal/communal level). These new federal regulations went into effect as of January 1, 2020. Regarding the implementation of certain measures on the cantonal level, a referendum was put up for a vote in the Canton of Nidwalden. Following a vote during the year ended December 31, 2020, the referendum passed and took effect in the Canton of Nidwalden. Transitional measures were implemented for companies that were previously under the abolished mixed company regime at cantonal/communal levels to prevent over-taxation on hidden reserves generated under said regime. NewcelX applied for the special tax rate solution that provides for a separate taxation over five years of the portion of the profit based on realization of hidden reserves and goodwill which were previously not taxed under the mixed company regime. After the company changed its registered office, the same transitional measure has been applied for and granted in the canton of Zurich.

Swiss Federal Withholding Tax on Dividends and other Distributions

Dividend payments and similar cash or in-kind distributions on the Common Shares (including dividends on liquidation proceeds and stock dividends) that the Company makes to shareholders are subject to Swiss federal withholding tax (Verrechnungssteuer) at a rate of 35% on the gross amount of the dividend. The Company is required to withhold the Swiss federal withholding tax from the dividend and remit it to the Swiss Federal Tax Administration. Distributions based upon a capital reduction (Nennwertrückzahlungen) and reserves paid out of capital contribution reserves (Reserven aus Kapitaleinlagen) are not subject to Swiss federal withholding tax.

The redemption of Common Shares may under certain circumstances (in particular, if the Common Shares are redeemed for subsequent cancellation) be taxed as a partial liquidation for Swiss federal withholding tax purposes, with the consequence that the difference between the repurchase price and the par value of the shares (Nennwertprinzip) plus capital contribution reserves (Reserven aus Kapitaleinlagen) is subject to Swiss federal withholding tax.

The Swiss federal withholding tax is refundable or creditable in full to a Swiss tax resident corporate and individual shareholder as well as to a non-Swiss tax resident corporate or individual shareholder who holds the Common Shares as part of a trade or business carried on in Switzerland through a permanent establishment or fixed place of business situated for tax purposes in Switzerland, if such person is the beneficial owner of the distribution and, in the case of a Swiss tax resident individual who holds the Common Shares as part of his or her private assets, duly reports the gross distribution received in his or her individual income tax return or, in the case of a person who holds the Common Shares as part of a trade or business carried on in Switzerland through a permanent establishment or fixed place of business situated for tax purposes in Switzerland, recognizes the gross dividend distribution for tax purposes as earnings in the income statements and reports the annual profit in the Swiss income tax return.

If a shareholder who is not a Swiss resident for tax purposes and does not hold the Common Shares in connection with the conduct of a trade or business in Switzerland through a permanent establishment or fixed place of business situated, for tax purposes in Switzerland, receives a distribution from the Company, the shareholder may be entitled to a full or partial refund or credit of Swiss federal withholding tax incurred on a taxable distribution if the country in which such shareholder is resident for tax purposes has entered into a treaty for the avoidance of double taxation with Switzerland and the further prerequisites of the treaty for a refund have been met. Shareholders not resident in Switzerland should be aware that the procedures for claiming treaty benefits (and the time required for obtaining a refund or credit) may differ from country to country.

Individual and Corporate Income Tax on Dividends

Swiss resident individuals holding the Common Shares as part of their private assets who receive dividends and similar distributions (including stock dividends and liquidation proceeds), which are not repayments of the par value (Nennwertrückzahlungen) of the Common Shares or reserves paid out of capital contributions (Reserven aus Kapitaleinlagen) are required to report such payments in their individual income tax returns and are liable to Swiss federal, cantonal and communal income taxes on any net taxable income for the relevant tax period. Furthermore, for the purpose of the Direct Federal Tax, dividends, shares in profits, liquidation proceeds and pecuniary benefits from shares (including bonus shares) are included in the tax base for only 70% of their value (Teilbesteuerung), if the investment amounts to at least 10% of nominal share capital of the Company. All Swiss cantons have introduced partial taxation measures at cantonal and communal levels.

Swiss resident individuals as well as non-Swiss resident individual taxpayers holding the Common Shares in connection with the conduct of a trade or business in Switzerland through a permanent establishment or fixed place of business situated, for tax purposes, in Switzerland, are required to recognize dividends, distributions based upon a capital reduction (Nennwertrückzahlungen) and reserves paid out of capital contributions (Reserven aus Kapitaleinlagen) in their income statements for the relevant tax period and are liable to Swiss federal, cantonal and communal individual or corporate income taxes, as the case may be, on any net taxable earnings accumulated (including the payment of dividends) for such period. Furthermore, for the purpose of the Direct Federal Tax, dividends, shares in profits, liquidation proceeds and pecuniary benefits from shares (including bonus shares) are included in the tax base for only 70% (Teilbesteuerung), if the investment is held in connection with the conduct of a trade or business or qualifies as an opted business asset (gewillkürtes Geschäftsvermögen) according to Swiss tax law and amounts to at least 10% of nominal share capital of the Company. All cantons have introduced partial taxation measures at cantonal and communal levels.

Swiss resident corporate taxpayers as well as non-Swiss resident corporate taxpayers holding the Common Shares in connection with the conduct of a trade or business through a permanent establishment or fixed place of business situated, for tax purposes, in Switzerland, are required to recognize dividends, distributions based upon a capital reduction (Nennwertrückzahlungen) and reserves paid out of capital contributions (Reserven aus Kapitaleinlagen) in their income statements for the relevant tax period and are liable to Swiss federal, cantonal and communal corporate income taxes on any net taxable earnings accumulated for such period. Swiss resident corporate taxpayers as well as non-Swiss resident corporate taxpayers holding the Common Shares in connection with the conduct of a trade or business through a permanent establishment or fixed place of business situated, for tax purposes, in Switzerland may be eligible for participation relief (Beteiligungsabzug) in respect of dividends and distributions based upon a capital reduction (Nennwertrückzahlungen) and reserves paid out of capital contributions (Reserven aus Kapitaleinlagen) if the Common Shares held by them as part of a Swiss business have an aggregate market value of at least CHF 1 million or represent at least 10% of the nominal share capital of the Company or give entitlement to at least 10% of the profits and reserves of the Company, respectively.

Recipients of dividends and similar distributions on the Common Shares (including stock dividends and liquidation proceeds) who neither are residents of Switzerland nor during the current taxation year have engaged in a trade or business in Switzerland and who are not subject to taxation in Switzerland for any other reason are not subject to Swiss federal, cantonal or communal individual or corporate income taxes in respect of dividend payments and similar distributions because of the mere holding of the Common Shares.

Wealth and Annual Capital Tax on Holding of Common Shares or Preferred Shares or Warrants

Swiss resident individuals and non-Swiss resident individuals holding the Common Shares or Preferred Shares and/or Warrants in connection with the conduct of a trade or business in Switzerland through a permanent establishment or fixed place of business situated, for tax purposes, in Switzerland, are required to report their Common Shares as part of their wealth and will be subject to cantonal and communal wealth tax to the extent the aggregate taxable net wealth is allocable to Switzerland.

Swiss resident corporate taxpayers and non-Swiss resident corporate taxpayers holding the Common Shares and/or Warrants in connection with the conduct of a trade or business in Switzerland through a permanent establishment or fixed place of business situated, for tax purposes, in Switzerland, will be subject to cantonal and communal annual capital tax on the taxable capital to the extent the aggregate taxable capital is allocable to Switzerland.

Individuals and corporate taxpayers not resident in Switzerland for tax purposes and not holding the Common Shares or Preferred Shares and/or Warrants in connection with the conduct of a trade or business in Switzerland through a permanent establishment or fixed place of business situated, for tax purposes, in Switzerland, are not subject to wealth or annual capital tax in Switzerland because of the mere holding of the Common Shares or Preferred Shares and/or Warrants.

Capital Gains on Disposal of Common Shares or Preferred Shares or Warrants

Swiss resident individuals who sell or otherwise dispose of the Common Shares or Preferred Shares or Warrants realize a tax-free capital gain, or a non-tax deductible capital loss, as the case may be, provided that they hold the Common Shares or Preferred Shares, as part of their private assets. Under certain circumstances, the sale proceeds may be requalified into taxable income (e.g., if the taxpayer is deemed to be a professional securities dealer). Capital gains realized on the sale of the Common Shares or Preferred Shares or Warrants held by Swiss resident individuals, as well as non-Swiss resident individuals and corporate taxpayers holding the Common Shares or Preferred Shares or Warrants in connection with the conduct of a trade or business in Switzerland through a permanent establishment or fixed place of business situated, for tax purposes, in Switzerland, will be subject to Swiss federal, cantonal and communal individual tax, as the case may be. This also applies to Swiss resident individuals who, for individual income tax purposes, are deemed to be professional securities dealers for reasons of, inter alia, frequent dealing and debt-financed purchases. Capital gains realized by resident individuals who hold the Common Shares as business assets might be entitled to reductions or partial taxations similar to those mentioned above for dividends (Teilbesteuerung) if certain conditions are met (e.g., holding period of at least one year and participation of at least 10% of nominal share capital of the Company).

Swiss resident corporate taxpayers as well as non-Swiss resident corporate taxpayers holding the Common Shares or Preferred Shares or Warrants in connection with the conduct of a trade or business, through a permanent establishment or fixed place of business situated, for tax purposes, in Switzerland, are required to recognize such capital gain in their income statements for the relevant tax period. Corporate taxpayers may qualify for participation relief on capital gains (Beteiligungsabzug), if the Common Shares sold during the tax period represent at least 10% of the Company’s share capital or if the Common Shares sold give entitlement to at least 10% of the Company’s profits and reserves and were held for at least one year. The tax relief applies to the difference between the sale proceeds of Common Shares by the Company and the acquisition costs of the participation (Gestehungskosten).

Individuals and corporations not resident in Switzerland for tax purposes and not holding the Common Shares or Preferred Shares or Warrants in connection with the conduct of a trade or business in Switzerland through a permanent establishment or fixed place of business situated for tax purposes in Switzerland, are not subject to Swiss federal, cantonal and communal individual income or corporate income tax, as the case may be, on capital gains realized on the sale of the Common Shares or Preferred Shares or Warrants.

Gift and Inheritance Tax

Transfers of Common Shares or Preferred Shares or Warrants may be subject to cantonal and/or communal inheritance or gift taxes if the deceased or the donor or the recipient were resident in a Canton levying such taxes.

Swiss Issuance Stamp Duty

NewcelX is subject to paying to the Swiss Federal Tax Administration a 1% Swiss federal issuance stamp tax (Emissionsabgabe) on any increase of the nominal share capital of NewcelX (including capital surplus) or any other equity contributions received by NewcelX (with or without issuance of shares). Certain costs incurred in connection with the issuance of shares (if any) may be deductible. There are several exemptions from issuance stamp tax that may apply under certain circumstances (e.g., certain intercompany reorganizations).

Swiss Securities Transfer Tax

The purchase or sale (or other financial transfer) of the Common Shares or Preferred Shares, whether by Swiss residents or non-Swiss residents, may be subject to Swiss securities transfer tax of up to 0.15%, calculated on the purchase price or the proceeds if the purchase or sale occurs through or with a bank or other securities dealer in Switzerland or Liechtenstein as defined in the Swiss Federal Stamp Duty Act as an intermediary or party to the transaction unless an exemption applies.

Automatic Exchange of Information in Tax Matters

On November 19, 2014, Switzerland signed the multilateral competent authority agreement on the automatic exchange of financial account information, which is intended to ensure the uniform implementation of automatic exchange of information (the “AEOI”).

The AEOI is being introduced in Switzerland through bilateral agreements or multilateral agreements. Switzerland has concluded a multilateral agreement with the EU on the AEOI in tax matters (the “AEOI Agreement”). This AEOI Agreement entered into force as of January 1, 2017 and applies to all 28 member states as well as Gibraltar. Furthermore, on January 1, 2017, the multilateral competent authority agreement on the automatic exchange of financial account information and, based on such agreement, a number of bilateral AEOI agreements with other jurisdictions entered into force. The Federal Act on the International Automatic Exchange of Information in Tax Matters (the “AEOI Act”), which is the primary legal basis for the implementation of the AEOI standard in Switzerland, entered into force on January 1, 2017 as well.

Based on such multilateral agreements and bilateral agreements and the implementing laws of Switzerland, Switzerland collects data in respect of financial assets, which may include Common Shares or Preferred Shares, held in, and income derived thereon and credited to, accounts or deposits with a paying agent in Switzerland for the benefit of individuals resident in a EU member state or in a treaty state since 2017, and exchanges it since 2018. Switzerland has signed and is expected to sign further bi- or multilateral AEOI in tax matter agreements with other countries, which entered into force on January 1, 2018 or January 1, 2019 or will enter into force at a later date.

A list of such multilateral agreements and bilateral agreements of Switzerland in effect or signed and becoming effective can be found on the website of the State Secretariat for International Finance.

On February 27, 2019, the Federal Council (Bundesrat) initiated the consultation on the revision of the AEOI Act and ordinance on the AEOI (the “AEOI Ordinance”). The consultation proposal takes account of recommendations from the Global Forum on Transparency and Exchange of Information for Tax Purposes. They concern, among other things, certain due diligence and registration obligations, the maintenance of a document retention obligation for reporting Swiss financial institutions, as well as definitions thereunder. Some exceptions have also been removed or adapted. The amendments to the AEOI Act and AEOI Ordinance entered into force on January 1, 2021. Further revisions of the AEOI Act and the AEOI Ordinance concerning the Common Reporting Standard (“CRS”) are expected in June 2024 and to be implemented in 2026. It is expected that the amendments include a revision of the CRS for financial accounts and the addition of a new Crypto-Asset Reporting Framework.

Swiss Facilitation of the Implementation of the U.S. Foreign Account Tax Compliance Act

Switzerland has concluded an intergovernmental agreement with the U.S. to facilitate the implementation of the Foreign Account Tax Compliance Act. The agreement ensures that the accounts held by U.S. persons with Swiss financial institutions are disclosed to the U.S. tax authorities either with the consent of the account holder or by means of group requests within the scope of administrative assistance. Information will not be transferred automatically in the absence of consent, and instead will be exchanged only within the scope of administrative assistance on the basis of the double taxation agreement between the U.S. and Switzerland. On September 20, 2019, the protocol of amendment to the double taxation treaty between the U.S. and Switzerland entered into force, allowing U.S. competent authority in accordance with the information reported in aggregated form to request all the information on U.S. accounts without a declaration of consent and on nonconsenting nonparticipating financial institutions.

Implementation of the OECD Global Minimum Tax in Switzerland

In light of the OECD Base erosion and profit shifting initiative, Switzerland has introduced by means of an ordinance the OECD global minimum tax rate for large multinational enterprises. The people and cantons approved the necessary constitutional amendment in a popular vote on June 18, 2023. During its meeting on December 22, 2023, the Federal Council decided to implement the minimum tax rate with the introduction of a supplementary tax in Switzerland from January 1, 2024, and in its meeting on September 4, 2024 the Federal Council decided to additionally implement the international minimum tax from January 1, 2025. Based on such ordinance large multinational enterprises with global turnover of at least EUR 750 million which are effectively taxed below 15% will be liable to a top-up tax (Ergänzungssteuer), in line with the OECD framework for the Qualified Domestic Minimum Top-up Tax and the Income Inclusion Rule up to 15% minimum taxation.

DESCRIPTION OF WARRANTS

The Company may issue warrants to purchase Common Shares under the material terms and conditions described in this prospectus and any accompanying prospectus supplement. The accompanying prospectus supplement may add, update or change the terms and conditions of the warrants as described in this prospectus. The Company may issue warrants independently or together with any other securities offered by any prospectus supplement and the warrants may be attached to or separate from those securities. We will evidence each series of warrants by warrant certificates that we may issue under a separate agreement or other evidence. Any series of warrants may be issued under a separate warrant agreement, which may be entered into between us and a warrant agent specified in an applicable prospectus supplement relating to a particular series of warrants. Any such warrant agent will act solely as our agent in connection with the warrants of such series and will not assume any obligation or relationship of agency or trust with any of the holders of the warrants. We may also choose to act as our own warrant agent. We will set forth further terms of the warrants and any applicable warrant agreements in the applicable prospectus supplement relating to the issuance of any warrants, including, where applicable, the following:

●	the title of the warrants;

●	the aggregate number of the warrants;

●	exchange distributions and/or secondary distributions;

●	the number of securities purchasable upon exercise of the warrants;

●	the designation and terms of the securities, if any, with which the warrants are issued, and the number of the warrants issued with each such offered security;

●	the date, if any, on and after which the warrants and the related securities will be separately transferable;

●	the price at which, and form of consideration for which, each security purchasable upon exercise of the warrants may be purchased;

●	the date on which the right to exercise the warrants will commence and the date on which the right will expire;

●	if applicable, the date on and after which such warrants and the related securities will be separately transferable;

●	the manner in which the warrants may be exercised, which may include by cashless exercise;

●	the effect of any merger, consolidation, sale or other disposition of our business on the warrant agreement and the warrants;

●	the terms of any rights to redeem or call the warrants;

●	any provisions for changes to or adjustments in the exercise price or number of Common Shares issuable upon exercise of the warrants;

●	information with respect to book-entry procedures, if any;

●	if applicable, a discussion of the material Swiss and U.S. income tax considerations applicable to the issuance or exercise of such warrants;

●	the anti-dilution and adjustment of share capital provisions of the warrants, if any;

●	the minimum or maximum amount of the warrants which may be exercised at any one time;

●	any circumstances that will cause the warrants to be deemed to be automatically exercised; and

●	any other material terms of the warrants.

Amendments and Supplements to Warrant Agreement

We and any warrant agent may amend or supplement the warrant agreement for a series of warrants without the consent of the holders of the warrants issued thereunder to effect changes that are not inconsistent with the provisions of the warrants and that do not materially and adversely affect the interests of the holders of the warrants.

The description in the applicable prospectus supplement of any warrants we offer will not necessarily be complete and will be qualified in its entirety by reference to the applicable warrant agreement, which will be filed with the SEC if we offer warrants.

DESCRIPTION OF UNITS

We may issue units comprised of one or more of the other securities that may be offered under this prospectus, in any combination. As specified in the applicable prospectus supplement, we may issue units consisting of our Common Shares, warrants or any combination of such securities. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately at any time, or at any time before a specified date. The applicable prospectus supplement will describe:

●	the terms of the units and of the Common Shares and/or warrants comprising the units, including whether and under what circumstances the securities comprising the units may be traded separately;

●	a description of the terms of any unit agreement governing the units or any arrangement with an agent that may act on our behalf in connection with the unit offering;

●	a description of the provisions for the payment, settlement, transfer or exchange of the units; and

●	any material provisions of the governing unit agreement that differ from those described above.

The description in the applicable prospectus supplement of any units we offer will not necessarily be complete and will be qualified in its entirety by reference to the applicable unit agreement, which will be filed with the SEC if we offer units. For more information on how you can obtain copies of the applicable unit agreement if we offer units, see “Where You Can Find More Information.”

PLAN OF DISTRIBUTION

We may sell the securities being offered hereby in one or more of the following methods from time to time:

●	a block trade (which may involve crosses) in which the broker or dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker or dealer as principal and resale by such broker or dealer for its own account pursuant to this prospectus;

●	exchange distributions and/or secondary distributions;

●	ordinary brokerage transactions and transactions in which the broker solicits purchasers;

●	to one or more underwriters for resale to the public or to investors;

●	through agents;

●	in an “at the market offering,” within the meaning of Rule 415(a)(4) of the Securities Act, to or through a market maker or into an existing trading market, on an exchange or otherwise;

●	directly to a purchaser pursuant to what is known as an “equity line of credit” as described below;

●	transactions not involving market makers or established trading markets, including direct sales or privately negotiated transactions; or

●	through a combination of these methods of sale.

The securities that we distribute by any of these methods may be sold, in one or more transactions, at:

●	a fixed price or prices, which may be changed;

●	market prices prevailing at the time of sale;

●	prices related to prevailing market prices; or

●	negotiated prices.

We will set forth in a prospectus supplement the terms of the offering of securities, including:

●	the name or names of any agents, dealers or underwriters;

●	the purchase price of the securities being offered and the proceeds we will receive from the sale;

●	any over-allotment options under which underwriters may purchase additional securities from us;

●	any agency fees or underwriting discounts and other items constituting agents’ or underwriters’ compensation;

●	the public offering price;

●	any discounts or concessions allowed or re-allowed or paid to dealers; and

●	any securities exchanges or markets on which such securities may be listed.

If underwriters are used in the sale, they will acquire the securities for their own account and may resell the securities from time to time in one or more transactions at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase the securities will be subject to the conditions set forth in the applicable underwriting agreement. We may offer the securities to the public through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. Subject to certain conditions, the underwriters will be obligated to purchase all of the securities offered by the prospectus supplement, other than securities covered by any over-allotment option. Any public offering price and any discounts or concessions allowed or re-allowed or paid to dealers may change from time to time. We may use underwriters with whom we have a material relationship. We will describe in the prospectus supplement, naming the underwriter, the nature of any such relationship.

We may sell securities directly or through agents we designate from time to time. We will name any agent involved in the offering and sale of securities and we will describe any commissions we will pay the agent in the prospectus supplement. Unless the prospectus supplement states otherwise, our agent will act on a best-efforts basis for the period of its appointment.

We may also sell securities directly to one or more purchasers without using underwriters or agents.

Underwriters, dealers and agents that participate in the distribution of the securities may be underwriters as defined in the Securities Act and any discounts or commissions they receive from us and any profit on their resale of the securities may be treated as underwriting discounts and commissions under the Securities Act. We will identify in the applicable prospectus supplement any underwriters, dealers or agents and will describe their compensation. We may have agreements with the underwriters, dealers and agents to indemnify them against specified civil liabilities, including liabilities under the Securities Act. Underwriters, dealers and agents may engage in transactions with or perform services for us in the ordinary course of their businesses.

In connection with an offering, an underwriter may purchase and sell securities in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of securities than they are required to purchase in the offering.

Accordingly, to cover these short sales positions or to otherwise stabilize or maintain the price of the securities, the underwriters may bid for or purchase securities in the open market and may impose penalty bids. If penalty bids are imposed, selling concessions allowed to syndicate members or other broker-dealers participating in the offering are reclaimed if securities previously distributed in the offering are repurchased, whether in connection with stabilization transactions or otherwise. The effect of these transactions may be to stabilize or maintain the market price of the securities at a level above that which might otherwise prevail in the open market. The impositions of a penalty bid may also affect the price of the securities to the extent that it discourages resale of the securities. The magnitude or effect of any stabilization or other transactions is uncertain. These transactions may be effected on The Nasdaq Capital Market or otherwise and, if commenced, may be discontinued at any time.

LEGAL MATTERS

Certain legal matters concerning this prospectus will be passed upon for us by Greenberg Traurig, P.A., Tel Aviv Israel. Certain legal matters with respect to the legality of the issuance of the securities offered by this prospectus will be passed upon for us by Baker McKenzie Switzerland AG, Zurich, Switzerland.

EXPERTS

The consolidated financial statements of NewcelX Ltd. appearing in NewcelX Ltd.'s Annual Report (Form 20-F) for the year ended December 31, 2025 have been audited by Kost Forer Gabbay & Kasierer, a Member of EY Global, independent registered public accounting firm, as set forth in their report thereon (which contains an explanatory paragraph describing conditions that raise substantial doubt about the Company's ability to continue as a going concern as described in Note 1D to the consolidated financial statements), incorporated by reference therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

EXPENSES

The following are the estimated expenses of the issuance and distribution of the securities being registered under the registration statement of which this prospectus forms a part, all of which will be paid by us. With the exception of the SEC registration fee, all amounts are estimates and may change:

SEC registration fee	$5,552.91
FINRA filing fee	$11,750
Printer fees and expenses	$2,000
Legal fees and expenses	$50,000
Accounting fees and expenses	$50,000
Miscellaneous	$-
Total	$107,552.91

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus and information we file later with the SEC will automatically update and supersede this information.

The following documents filed with or furnished to the SEC by us are incorporated by reference in this registration statement:

●	our Annual Report on Form 20-F for the year ended December 31, 2025, filed on April 29, 2026;

●	our Reports on Form 6-K filed on April 30, 2026, May 27, 2026 and June 5, 2026 (to the extent expressly incorporated by reference into our effective registration statements filed by us under the Securities Act); and

●	the description of our Common Shares contained in our Registration Statement on Form 8-A filed with the SEC on January 28, 2021, as amended by Exhibit 2.1 to our Annual Report on Form 20-F for the year ended December 31, 2025, filed with the SEC on April 29, 2026, and including any further amendment or report to be filed for the purpose of updating such description.

All subsequent annual reports filed by us pursuant to the Exchange Act on Form 20-F prior to the termination of the offering shall be deemed to be incorporated by reference to this prospectus and to be a part hereof from the date of filing of such documents. We may also incorporate part or all of any Form 6-K subsequently submitted by us to the SEC prior to the termination of the offering by identifying in such Forms 6-K that they, or certain parts of their contents, are being incorporated by reference herein, and any Forms 6-K so identified shall be deemed to be incorporated by reference in this prospectus and to be a part hereof from the date of submission of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

The information we incorporate by reference is an important part of this prospectus, and later information that we file with the SEC will automatically update and supersede the information contained in this prospectus.

We will provide you without charge, upon your written or oral request, a copy of any of the documents incorporated by reference in this prospectus, other than exhibits to such documents which are not specifically incorporated by reference into such documents. Please direct your written or telephone requests to us at: NewcelX Ltd., Hohstrasse 1, 8302 Kloten, Switzerland. Our telephone number in Switzerland is +41.44.512.2150.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We are a Swiss company and are a “foreign private issuer” as defined in Rule 3b-4 under the Exchange Act. As a foreign private issuer, we are exempt from the rules under the Exchange Act related to the furnishing and content of proxy statements, and our officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act.

In addition, we are not required under the Exchange Act to file annual, quarterly and current reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act. However, we file with the SEC, within 120 days after the end of each fiscal year, or such applicable time as required by the SEC, an annual report on Form 20-F containing financial statements audited by an independent registered public accounting firm, and submit to the SEC, on a Form 6-K, unaudited quarterly financial information.

We maintain a corporate website at https://newcelx.com. The SEC also maintains a web site that contains information we file electronically with the SEC, which you can access over the Internet at http://www.sec.gov. Information contained on, or that can be accessed through, our website and other websites listed in this prospectus do not constitute a part of this prospectus. We have included these website addresses in this prospectus solely as inactive textual references.

This prospectus is part of a registration statement on Form F-3 filed by us with the SEC under the Securities Act. As permitted by the rules and regulations of the SEC, this prospectus does not contain all the information set forth in the registration statement and the exhibits thereto filed with the SEC. For further information with respect to us and the Common Shares offered hereby, you should refer to the complete registration statement on Form F-3, which may be obtained from the locations described above. Statements contained in this prospectus or in any prospectus supplement about the contents of any contract or other document are not necessarily complete. If we have filed any contract or other document as an exhibit to the registration statement or any other document incorporated by reference in the registration statement, you should read the exhibit for a more complete understanding of the document or matter involved. Each statement regarding a contract or other document is qualified in its entirety by reference to the actual document.

ENFORCEABILITY OF CIVIL LIABILITIES

We are incorporated under the laws of Switzerland and our registered office and domicile is located in Kloten (Zurich), Switzerland. Moreover, a majority of our directors and senior management are not residents of the United States, and all or a substantial portion of our assets are located outside the United States. As a result, it may not be possible for investors to effect service of process within the United States upon us or upon such persons or to enforce against them judgments obtained in U.S. courts, including judgments in actions predicated upon the civil liability provisions of the federal securities laws of the United States.

We have been advised by our Swiss counsel that there is doubt as to the enforceability in Switzerland of original actions, or in actions for enforcement of judgments of U.S. courts, of civil liabilities to the extent predicated upon the federal and state securities laws of the United States. Original actions against persons in Switzerland based solely upon the U.S. federal or state securities laws are governed, among other things, by the principles set forth in the Swiss Federal Act on International Private Law. This statute provides that the application of provisions of non-Swiss law by the courts in Switzerland shall be precluded if the result was incompatible with Swiss public policy. Also, mandatory provisions of Swiss law may be applicable regardless of any other law that would otherwise apply.

Switzerland and the United States do not have a treaty providing for reciprocal recognition and enforcement of judgments in civil and commercial matters. The recognition and enforcement of a judgment of the courts of the United States in Switzerland is governed by the principles set forth in the Swiss Federal Act on Private International Law. This statute provides in principle that a judgment rendered by a non-Swiss court may be enforced in Switzerland only if:

●	the non-Swiss court had jurisdiction pursuant to the Swiss Federal Act on Private International Law;

●	the judgment of such non-Swiss court has become final or non-appealable by ordinary appeal;

●	the judgment does not contravene Swiss public policy;

●	the court procedures and the service of documents leading to the judgment were in accordance with the due process of law; and

●	no proceeding involving the same position and the same subject matter was first brought in Switzerland, or adjudicated in Switzerland, or was earlier adjudicated in a third state and this decision is recognizable in Switzerland.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 8. Indemnification of Directors, Officers and Employees

Under Swiss law, a corporation may indemnify its directors or officers against losses and expenses (except for such losses and expenses arising from willful misconduct or negligence, although legal scholars advocate that at least gross negligence be required; however, some scholars also advocate that with any breach of duty, indemnification by the Company is not permissible), including attorney’s fees, judgments, fines and settlement amounts actually and reasonably incurred in a civil or criminal action, suit or proceeding by reason of having been the representative of, or serving at the request of, the corporation.

Subject to Swiss law, our articles of association provide for indemnification of the existing and former members of our board of directors, senior management, and their heirs, executors and administrators, against liabilities arising in connection with the performance of their duties in such capacity, and permit us to advance the expenses of defending any act, suit or proceeding to members of our board of directors and senior management.

In addition, under general principles of Swiss employment law, an employer may be required to indemnify an employee against losses and expenses incurred by such employee in the proper execution of his or her duties under the employment agreement with the Company.

We have entered into indemnification agreements with each of the members of our board of directors and senior management in the form to be filed as an exhibit to this registration statement upon the completion of this offering. We have also obtained directors’ and officers’ liability insurance to cover certain actions undertaken by our board of directors and senior management.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, or the Securities Act, may be permitted to directors, officers and controlling persons of the Company, the Company has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.

Item 9. Exhibits

Exhibit Number	Description of Document
1.1*	Form of Underwriting Agreement

3.1	Amended and Restated Articles of Association of NewcelX Ltd. (filed as Exhibit 1.1 to Annual Report on Form 20-F filed April 29, 2026).

4.1*	Form of Warrant Agreement, including form of Warrant.

4.2*	Form of Unit Agreement and Unit Certificate.

5.1**	Opinion of Baker McKenzie AG, Swiss counsel to NewcelX Ltd.

5.2**	Opinion of Greenberg Traurig, P.A., U.S. counsel to NewcelX Ltd.

23.1**	Consent of Kost Forer Gabbay & Kasierer, a member of EY Global.

23.2**	Consent of Baker McKenzie AG, Swiss counsel to NewcelX Ltd. (included in Exhibit 5.1).

23.3**	Consent of Greenberg Traurig, P.A., U.S. counsel to NewcelX Ltd. (included in Exhibit 5.2).

24.1**	Power of Attorney (included on signature page).

107**	Calculation of Filing Fee Tables

*	To be filed, if applicable, by post-effective amendment or incorporated by reference in connection with the offering of any Common Shares, as appropriate.

**	Filed herewith.

Item 10. Undertakings

(a)	The undersigned Registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and a(l)(iii) do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided, that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or Rule 3-19 of this chapter if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

(5)	That, for the purpose of determining liability under the Securities Act to any purchaser:

(i)	If the Registrant is relying on Rule 430B:

A.	Each prospectus filed by the Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

B.	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii)	If the Registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(6)	That, for the purpose of determining liability of the Registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this Registration Statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this registration statement on Form F-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in Zurich, Switzerland on June 10, 2026.

NewcelX Ltd.

By:	/s/ Ronen Twito
Ronen Twito
Chief Executive Officer
(Principal Executive Officer)

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints each of Ronen Twito and Omri Hagai, acting alone, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities, to sign any or all amendments or supplements to this registration statement, whether pre-effective or post-effective and any and all additional registration statements pursuant to Rule 462(b) of the Securities Act of 1933, as amended, and to file the same with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing necessary or appropriate to be done with respect to this registration statement or any amendments or supplements hereto or any and all additional registration statements pursuant to Rule 462(b) of the Securities Act of 1933, as amended, in the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act, this registration statement on Form F-3 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Ronen Twito	Chief Executive Officer and Executive Chairman	June 10, 2026
Ronen Twito	(Principal Executive Officer)

/s/ Omri Hagai	Chief Financial Officer and Chief Operating Officer	June 10, 2026
Omri Hagai	(Principal Financial and Accounting Officer)

/s/ Michel Revel	Directors	June 10, 2026
Michel Revel

/s/ Alexander Zwyer	Director	June 10, 2026
Alexander Zwyer

/s/ Olivier Samuel	Director	June 10, 2026
Olivier Samuel

/s/ Eran Iohan	Director	June 10, 2026
Eran Iohan

/s/ Liora Oren	Director	June 10, 2026
Liora Oren

/s/ Tamar Galili	Director	June 10, 2026
Tamar Galili

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, as amended, the undersigned, Puglisi & Associates, the duly authorized representative in the United States of NewcelX Ltd., has signed this registration statement on June 10, 2026.

Puglisi & Associates

By:	/s/ Donald J. Puglisi
Name:	Donald J. Puglisi
Title:	Managing Director